SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:     BlackRock Municipal Bond Trust

     Address of Principal Business Office (No. & Street, City,
     Sate, Zip Code):

               c/o BlackRock Advisors, Inc.
               100 Bellevue Parkway
               Wilmington, Delaware 19809

     Telephone Number (including area code):

               (888) 825-2257

     Name and address of agent for service of process:

               Ralph L. Schlosstein
               c/o BlackRock Financial Management, Inc.
               345 Park Avenue
               New York, New York 10154

     With copies of Notices and Communications to:

               Michael K. Hoffman, Esq.
               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10026

          Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES  [X]        NO  [ ]


                                 SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 15th day of February, 2002.


     [SEAL]

                              BlackRock Municipal Bond Trust
                              (REGISTRANT)


                              By:  /s/ Ralph L. Schlosstein
                                   _______________________
                                   Ralph L. Schlosstein
                                   Sole Trustee


     Attest:   /s/ Ralph L. Schlosstein
               _______________________
               Ralph L. Schlosstein
               Sole Trustee